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                                                                   EXHIBIT 11.1
                       NETWORK COMPUTING DEVICES, INC.

                  Statement Regarding Computation of Shares
                    Used in Loss per Share Computations
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      Three Months Ended     Nine Months Ended
                                         September 30,         September 30,
                                      ------------------    -------------------
                                        1995       1994       1995       1994
                                      -------    -------    -------    --------
Primary:
    Weighted average common shares
     outstanding during the period     15,851     15,638     15,783      16,082
                                      -------    -------    -------    --------
                                      -------    -------    -------    --------
    Net loss                          ($4,719)   ($2,255)   ($4,330)   ($11,283)
                                      -------    -------    -------    --------
                                      -------    -------    -------    --------
    Primary loss per share             ($0.30)    ($0.14)    ($0.27)     ($0.70)
                                      -------    -------    -------    --------
                                      -------    -------    -------    --------

Fully Diluted:
    Weighted average common shares
     outstanding during the period 15,851 15,628 15,783 16,016 Common share equivalents:
     Weighted average common shares
     contingently issuable                  -        142          -         120
                                      -------    -------    -------    --------
     Total                             15,851     15,770     15,783      16,136

    Net loss, adjusted for
     fully diluted calculations       ($4,719)   ($3,537)   ($4,328)   ($12,430)
                                      -------    -------    -------    --------
                                      -------    -------    -------    --------
    Fully diluted loss per share       ($0.30)    ($0.22)    ($0.27)     ($0.77)
                                      -------    -------    -------    --------
                                      -------    -------    -------    --------

Note: The difference between net income used for primary and fully diluted earnings per share calculations for the three- and nine-month periods ended September 30, 1994, is a result of the assumption that all financial performance objectives have been achieved, the maximum number of the remaining Performance Shares have been issued, and the maximum amount of remaining cash contingently payable has been paid, with a significant portion of the cash and the value of the Performance Shares allocated to in-process research and development and charged to operations. There are no differences between primary and fully diluted computations of net income for the periods presented for 1995.


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